                                                                    EXHIBIT 99.2

                    WINTHROP PARTNERS 79 LIMITED PARTNERSHIP
                                DECEMBER 31, 2002

Supplementary Information Required Pursuant to Section 9.4 of the Partnership Agreement (Unaudited)

1.   Statement of Cash Available for Distribution:

                                                                 Year Ended        Three Months Ended
                                                              December 31, 2002    December 31, 2002
                                                              -----------------    ------------------
Net Income                                                        $  822,000           $  187,000
Add:  Depreciation and amortization charged to income not
      affecting cash available for distribution                      105,000               27,000
      Minimum lease payments received, net of interest
      income earned, on leases accounted for under the
      financing method                                                24,000                6,000
      Net proceeds from sale of property                             414,000                 --
      Cash (to) from reserves                                         (1,000)             278,000
Less: Mortgage principal payments                                    (25,000)              (6,000)
      Gain on sale of property                                       (59,000)                --
                                                                  ----------           ----------

Cash Available for Distribution                                   $1,280,000           $  492,000
                                                                  ==========           ==========
Distributions allocated to General Partners                       $   69,000           $   39,000
                                                                  ==========           ==========
Distributions allocated to Limited Partners                       $1,211,000           $  453,000
                                                                  ==========           ==========

2. Fees and other compensation paid or accrued by the Partnership to the General Partners, or their affiliates during the three months ended December 31, 2002:

           Entity Receiving                           Form of
             Compensation                          Compensation                        Amount
      -------------------------------   --------------------------------------------  --------
      Winthrop Management LLC           Property Management Fees                      $  4,000

      WFC Realty Co., Inc.
      (Initial Limited Partner)         Interest in Cash Available for Distribution   $    226

      One Winthrop Properties, Inc.
      (General Partner)                 Interest in Cash Available for Distribution   $ 15,000

      Linnaeus - Hampshire Realty
      Limited Partnership
      (General Partner)                 Interest in Cash Available for Distribution   $ 24,000

      Quadrangle Associates I LLC
      (Limited Partner)                 Interest in Cash Available for Distribution   $108,000